Exhibit 99.1

Dova Pharmaceuticals Reports Third Quarter 2017 Operating and Financial Results

NDA for avatrombopag submitted to FDA

Conference call scheduled for 4:30 p.m. EST today

DURHAM, NC, November 9, 2017 — Dova Pharmaceuticals, Inc. (NASDAQ: DOVA) today reported its operating and financial results for the quarter ended September 30, 2017.

Third Quarter and Recent Highlights

•                  Submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for Dova’s drug candidate, avatrombopag, for the treatment of thrombocytopenia in patients with chronic liver disease (CLD) who are scheduled to undergo a procedure

•                  Oral presentation of the ADAPT-1 and ADAPT-2 clinical trial results at the Liver meeting of the American Association for the Study of Liver Diseases (AASLD)

•                  Initiated build-out of our commercial infrastructure in preparation for the anticipated U.S. launch of avatrombopag in 2018

•                  Continued progress towards initiation of clinical trials for avatrombopag in broader indications of thrombocytopenia, beginning potentially in the first quarter of 2018

Alex Sapir, President and Chief Executive Officer of Dova, commented, “The highlight of the third quarter was the submission of our NDA for avatrombopag to the FDA. This submission represents a significant milestone in the advancement of this novel therapy to become a treatment option for the more than 70,000 CLD patients with severe thrombocytopenia in the US.” Dova continues the build-out of its Medical Affairs and Commercial infrastructure including the hiring of a Medical Science Liaison team as well as an experienced Marketing and Market Access team.  In addition, Dova continues to make progress towards initiating clinical trials that explore the use of avatrombopag in broader indications including patients undergoing surgical procedures associated with a high risk of bleeding and in patients who develop thrombocytopenia after receiving chemotherapy.

Financial Results

Dova reported a net loss of $9.7 million for the third quarter of 2017, compared to a net loss of $7.2 million for the same period in 2016. Research and development expenses were $5.4 million in the third quarter of 2017, compared to $6.8 million for the same period in 2016. The decrease was primarily due to the completion of the ADAPT-1 and ADAPT-2 Phase 3 clinical trials in January 2017, partially offset by costs related to submission of the NDA.

General and administrative expenses were $4.2 million in the third quarter of 2017, compared to $0.4 million for the same period in 2016. The increase was primarily due to building our medical affairs and commercial teams to support the launch and ongoing clinical development program for avatrombopag.

As of September 30, 2017, Dova had $100.4 million in cash and cash equivalents compared to $28.7 million as of December 31, 2016. The increase was primarily due to Dova’s Initial Public Offering which closed in July 2017.

Company to Host Conference Call

Dova will host a conference call today, November 9, 2017 at 4:30 p.m. EST to discuss third quarter 2017 financial results and recent operational highlights. A question-and-answer session will follow Dova’s remarks.

To participate on the live call, please dial 866-550-8145 (domestic) or +1-430-775-1344 (international) and provide the conference ID 9965479 five to 10 minutes before the start of the call.

A live audio webcast of the call will also be available via the “Investor Relations” page of the Dova website, www.dova.com. Please log on through Dova’s website approximately 10 minutes before the scheduled start time. A replay of the webcast will be archived on Dova’s website for 90 days following the call.

About Dova Pharmaceuticals, Inc.

Dova is a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for rare diseases where there is a high unmet need, with an initial focus on addressing thrombocytopenia. Dova’s lead drug candidate, avatrombopag, has successfully completed two pivotal Phase 3 clinical trials for the treatment of thrombocytopenia in patients with CLD scheduled to undergo a procedure and an NDA has been submitted to the FDA for this initial indication.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “anticipated”, “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Dova’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential U.S. launch for avatrombopag in patients with CLD who are scheduled to undergo a procedure and the clinical development of avatrombopag for other indications. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, increased regulatory requirements, Dova’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Dova’s Quarterly Report on Form 10-Q for the quarter ended June 30th, 2017, filed with the U.S. Securities and Exchange Commission (SEC) on August 14, 2017, and Dova’s other periodic reports filed with the SEC.  Any forward-looking statements speak only as of the date of this press release and are based on information available to Dova as of the date of this release, and Dova assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Doug Blankenship

(919) 748-5975

dblankenship@dova.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Dova Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended		For the nine months ended	For the period from March 24, 2016 (Inception) to
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Operating expenses:
Research and development	$4,426	$6,758	$11,995	$13,898
Research and development - licenses acquired	1,000	—	1,000	5,000
General and administrative	4,185	368	7,045	643
Total operating expenses	9,611	7,126	20,040	19,541
Loss from operations	(9,611)	(7,126)	(20,040)	(19,541)

Total other expenses, net	(112)	(48)	(614)	(49)
Net loss	$(9,723)	$(7,174)	$(20,654)	$(19,590)

Net loss per share, basic and diluted	$(0.38)	$(0.41)	$(1.03)	$(1.13)

Weighted average common shares outstanding, basic and diluted	25,290,709	17,332,257	20,014,226	17,297,398

Summary Balance Sheet Data

(in thousands)

(Unaudited)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Cash and cash equivalents	$100,414	$28,709
Total assets	$101,447	$28,746
Note payable, short-term and long-term, respectively	$27,119	$13,640
Total liabilities	$33,836	$21,951
Total stockholders’ equity	$67,611	$6,795